EXHIBIT 15.1

FSD PHARMA INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF

OPERATIONS

As used in this management’s discussion and analysis of financial condition and results of operations (“MD&A”), unless the context indicates or requires otherwise, all references to the “Company”, “FSD”, “we”, “us” or “our” refer to FSD Pharma Inc., together with our subsidiaries, on a consolidated basis as constituted on December 31, 2023.

This MD&A for the three months and fiscal years ended December 31, 2023, 2022 and 2021 should be read in conjunction with the Company’s audited consolidated financial statements and the accompanying notes for the fiscal years ended December 31, 2023, 2022 and 2021 (the “financial statements”). The financial information presented in this MD&A is derived from the financial statements which have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). All amounts are in United States dollars except where otherwise indicated.

This MD&A is dated as of March 28, 2024.

About FSD Pharma

FSD Pharma Inc. (“FSD” or the “Company”) is a biopharmaceutical company dedicated to building a portfolio of innovative assets and biotech solutions for the treatment of challenging neurodegenerative, inflammatory and metabolic disorders and alcohol misuse disorders with drug candidates in different stages of development. Through its wholly-owned subsidiary, Lucid Psycheceuticals Inc. ("Lucid"), FSD is focused on the research and development of its lead compound, Lucid-MS (formerly Lucid-21-302) ("Lucid-MS"). Lucid-MS is a patented new chemical entity shown to prevent and reverse myelin degradation, the underlying mechanism of multiple sclerosis, in preclinical models. FSD is also focused on the research and development of a treatment for alcohol misuse for application in hospitals and other medical practices. FSD maintains a portfolio of strategic investments through its wholly-owned subsidiary, FSD Strategic Investments Inc., which represent loans secured by residential property.

FORWARD-LOOKING INFORMATION

This MD&A contains forward-looking statements and forward-looking information (collectively, "forward-looking statements") within the meaning of applicable securities laws. Any statements that are contained in this MD&A that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements are often identified by terms such as “plans”, “expects”, “expected”, “scheduled”, “estimates”, “intends”, “anticipates”, “hopes”, “planned” or “believes”, or variations of such words and phrases, or states that certain actions, events, or results “may”, “could”, “would”, “might”, “potentially” or “will” be taken, occur or be achieved. More particularly, and without limitation, this MD&A contains forward-looking statements contained in this MD&A include statements concerning the future of FSD Pharma Inc. and are based on certain assumptions that FSD Pharma has made in respect thereof as of the date of this MD&A. FSD Pharma cannot give any assurance that such forward-looking statements will prove to have been correct.

Since forward-looking statements relate to future events and conditions, by their very nature they require making assumptions and involve inherent risks and uncertainties. The Company cautions that although it believes the expectations and material factors and assumptions reflected in these forward-looking statements are reasonable as of the date hereof, there can be no assurance that these expectations, factors and assumptions will prove to be correct, and these risks and uncertainties give rise to the possibility that actual results may differ materially from the expectations set out in the forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to a number of known and unknown risks and uncertainties including, but not limited to: the fact that the drug development efforts of both Lucid and FSD BioSciences Inc. (“FSD Biosciences”) are at a very early stage; the fact that preclinical drug development is uncertain, and the drug product candidates of Lucid and FSD BioSciences may never advance to clinical trials; the fact that results of preclinical studies and early-stage clinical trials may not be predictive of the results of later stage clinical trials; the uncertain outcome, cost, and timing of product development activities, preclinical studies and clinical trials of Lucid and FSD BioSciences; the uncertain clinical development process, including the risk that clinical trials may not have an effective design or generate positive results; the potential inability to obtain or maintain regulatory approval of the drug product candidates of Lucid and FSD BioSciences; the introduction of competing drugs that are safer, more effective or less expensive than, or otherwise superior to, the drug product candidates of Lucid and FSD BioSciences; the initiation, conduct, and completion of preclinical studies and clinical trials may be delayed, adversely affected, or impacted by COVID-19 related issues; the potential inability to obtain adequate financing; the potential inability to obtain or maintain intellectual property protection for the drug product candidates of Lucid and FSD BioSciences; and other risks. Accordingly, readers should not place undue reliance on the forward-looking statements contained in this MD&A, which speak only as of the date of this MD&A.

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Further information regarding factors that may cause actual results to differ materially are included in the Company’s annual and other reports filed from time to time with the Canadian Securities Administrators on SEDAR+ (www.sedarplsu.ca) and with the U.S. Securities and Exchange Commission on EDGAR (www.sec.gov), including the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2023, under the heading “Risk Factors.” This list of risk factors should not be construed as exhaustive. Readers are cautioned that events or circumstances could cause results to differ materially from those predicted, forecasted or projected. The forward-looking statements contained in this document speak only as of the date of this document. FSD Pharma does not undertake any obligation to publicly update or revise any forward-looking statements or information contained herein, except as required by applicable laws. The forward-looking statements contained in this document are expressly qualified by this cautionary statement. Additional information relating to FSD can be found on SEDAR+ at www.sedarplus.ca and on EDGAR at www.sec.gov.

OVERVIEW

The Company was formed under and is governed by the provisions of the Business Corporations Act (Ontario) (the "OBCA") on November 1, 1998, pursuant to the amalgamation of Olympic ROM World Inc., 1305206 Ontario Company, 1305207 Ontario Inc., Century Financial Capital Group Inc. and Dunberry Graphic Associates Ltd. The Company’s registered office is located at 199 Bay Street, Suite 4000, Toronto, Ontario, M5L 1A9.

On March 15, 2018, the Company’s shareholders approved the amendments contemplated by the Articles of Amendment at the 2018 annual and special meeting of the shareholders, pursuant to which, among other things, the Company’s shareholders approved certain changes to the capital structure of the Company.

On May 24, 2018, pursuant to Articles of Amendment, the Company changed its name to "FSD Pharma Inc." and the capital structure of the Company was reorganized to create a new class of Class A shares, amend the terms of and re-designate the existing common shares as Class B subordinate voting shares (the “Class B shares”), and eliminate the existing non-voting Class A preferred shares and non-voting Class B preferred shares.

On May 29, 2018, the Class B shares commenced trading on the Canadian Securities Exchange under the trading symbol “HUGE”.

On October 16, 2019, the Company amended its articles of incorporation to complete a consolidation of all of its issued and outstanding share capital. Pursuant to the amendment, all of the issued and outstanding Class A shares and Class B shares were consolidated on the basis of one post-consolidation share for every 201 pre-consolidation shares of the Company (the “Consolidation”). Unless otherwise noted, presentation in this MD&A of the number of Class A shares, Class B shares, stock options, warrants and the issue or exercise prices and any other data related to the foregoing securities are all presented on a post-Consolidation basis.

On January 9, 2020, the Class B shares commenced trading on the NASDAQ under the trading symbol “HUGE”.

The Company operates in two segments: Biopharmaceutical and Strategic Investments. The Company’s Biopharmaceutical segment is focused on furthering the research and development of the Company’s two primary drug candidates consisting of Lucid-MS and a drug candidate to treat alcohol misuse for application in hospitals and other medical practices. The Company’s Strategic Investments segment is focused on generating returns and cashflow through the issuance of loans secured by residential real estate property, with FSD Strategic Investments (as defined below) having a first or second collateral mortgage on the secured property.

As of the date hereof, the Company currently has the following subsidiaries:

(i)	FSD Biosciences Inc. (FSD Biosciences), which is wholly owned by the Company and incorporated under the laws of the State of Delaware;

(ii)	Prismic Pharmaceuticals Inc. (“Prismic”), which is wholly owned by the Company and incorporated under the laws of the State of Arizona;

(iii)	FV Pharma Inc. ("FV Pharma"), which is wholly owned by the Company and incorporated under the OBCA;

(iv)	Lucid Psycheceuticals Inc. ("Lucid"), which is wholly owned by the Company and incorporated under the OBCA;

(v)	FSD Strategic Investments Inc. (“FSD Strategic Investments”), which is wholly owned by the Company and incorporated under the OBCA;

(vi)	FSD Pharma Australia Pty Ltd. (“FSD Australia”), which is wholly owned by the Company and incorporated under the laws of Australia; and

(vii)	Celly Nutrition Corp. (“Celly”), an entity controlled by the Company and incorporated under the British Columbia Business Corporations Act.

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BIOPHARMACEUTICAL OPERATIONS

The Company, through its wholly owned subsidiaries, FSD Biosciences, Lucid, Prismic, and FSD Australia, is a biopharmaceutical research and development company focused on developing, over time, multiple applications of Lucid-MS and a drug candidate to treat alcohol misuse for application in hospitals and other medical practices. Lucid-MS is a patented new chemical entity that is being researched and developed by the Company through Lucid for its potential treatment of multiple sclerosis. The drug candidate to treat alcohol misuse is a proprietary formulation of natural ingredients, vitamins, and minerals to help with liver and brain function for the purposes of quickly relieving individuals from the effects of alcohol consumption.

On January 17, 2023, the Company submitted the clinical trial application for a planned Phase 1 clinical trial for Lucid-MS, a candidate for the treatment of multiple sclerosis.

On April 17, 2023, the Company completed the first-in-human sentinel dosing of Lucid-MS in the Company’s Phase I clinical trial evaluating its novel drug candidate as an orally administered treatment for multiple sclerosis.

On March 22, 2023, FSD Australia received the certificate of approval from the Alfred Ethics Committee in Australia to proceed with a Phase 1 clinical trial of Lucid-201, as a novel drug candidate for the potential treatment of Major Depressive Disorder.

On June 2, 2023, the Company terminated any further clinical development of its proprietary ultra micro-palmitoylethanolamide (“FSD-PEA”) formulation for the treatment of inflammatory diseases and put on hold any further clinical development of Lucid-PSYCH, a compound to address mental health disorders, as part of a strategic decision to focus efforts and allocate capital to the advancement of Lucid-MS and a drug candidate to treat alcohol misuse for application in hospitals and other medical practices.

On July 10, 2023, the Company received a No Objection Letter (“NOL”) for a Phase 1 Lucid-MS clinical trial for the submission Clinical Trail Application (“CTA-A”) that was acknowledged on June 12, 2023. On August 25, 2023, the Company received a NOL for the CTA-A that was acknowledged on July 31, 2023. On July 19, 2023, the Company submitted a request for pre-IND meeting to USFDA, which was acknowledged August 3, 2023, and a response was received on September 21, 2023. On September 18, 2023, the completion of study notification (after completion of five cohorts) was submitted to Health Canada.

On October 2, 2023, provisional patent application to the United States Patent and Trademark Office was submitted on the clinical formulation containing Lucid-21-302 (Lucid-MS).

On July 31, 2023, the Company entered into an exclusive intellectual property license agreement (the “License Agreement”) with Celly. The License Agreement provides Celly access to proprietary information for the purposes of consumer product development and marketing. The License Agreement grants Celly the rights to a proprietary formulation of natural ingredients, vitamins, and minerals to help with liver and brain function for the purposes of potentially quickly relieving from the effects of alcohol consumption, such as inebriation, and restoring normal lifestyle. The License Agreement also grants Celly rights to certain trademarks. In exchange, FSD received 200,000,000 common shares in the capital of Celly following a 2:1 share-split. The Company also received an anti-dilution Warrant Certificate that entitles FSD to purchase up to 25% of the common shares deemed outstanding less the 200,000,000 common shares issued under the License Agreement and from time to time as a result of any partial exercise under the anti-dilution Warrant Certificate. FSD Pharma is also entitled to certain license fees and royalties under the License Agreement. Through the License Agreement, FSD acquired 34.66% of Celly. On July 31, 2023, the Company and Celly entered into a loan agreement for gross proceeds of C$1,000,000. The loan was funded on August 1, 2023, and accrues interest at a rate of 10% per annum. Interest is payable annually and the loan matures on July 31, 2026. In November 2023, through the Plan of Arrangement the Company distributed 45,712,529 of its 200,000,000 shares of Celly to its shareholders. The consolidated financial statements incorporate the assets and liabilities of Celly as of December 31, 2023, and the results of operations and cash flows for the period commencing on July 31, 2023, being the date on which FSD obtained control of Celly.

To assess the investment in Celly, judgment was required to determine if the Company has significant influence or control of Celly. The Company considered the relevant guidance in IFRS 10 – Consolidated Financial Statements, IAS 24 – Related Party Disclosures and IAS – 28 Investments in Associates and Joint Ventures.

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Judgment is applied in determining when the Company controls an investment even if the Company holds less than a majority of the investee’s voting rights (the existence of de facto control). The Company concluded it has control of Celly even though the Company only holds 26.15% of the voting rights as of December 31, 2023. The Company concluded it has control of Celly as the Company, together with persons or entities considered to be de facto agents of the Company, hold a combined 52.05% of the voting rights of Celly as of December 31, 2023. In addition, key management personnel of the Company hold three of the four board of director positions of Celly. The assessment of control is performed on a continuous basis. The Company determined that it obtained control of Celly on July 31, 2023, and control was maintained at all times from July 31, 2023, through December 31, 2023. Celly is significantly dependent on the Company as a result of the License Agreement and loan. The non-controlling interest (“NCI”) component of Celly is included as a separate component in equity.

Lucid-MS Agreement

On May 19, 2021, prior to its acquisition by the Company, Lucid entered into a license agreement with the University Health Network (“UHN”) that governs the world-wide licensing of certain intellectual property rights and data associated with Lucid-MS. Under the terms of the agreement, the Company shall pay a yearly license maintenance fee of C$100,000 to UHN until the first commercial sale of a product utilizing the intellectual property licensed to the Company under the agreement including Lucid-MS is made.

Under the agreement the Company is committed to minimum milestones payments of $nil and maximum milestones payments of C$12,500,000 if all product development and regulatory milestones are met.

Furthermore, the Company is also responsible to pay revenue milestone payments and royalties if revenue milestones from commercial sales are achieved. Milestones can be extended by mutual agreement.

Treatment for Alcohol Misuse

The Company is developing a product for alcohol misuse for application in hospitals and other medical practices. The compound is a proprietary formulation of natural ingredients, vitamins, and minerals to help with liver and brain function for the purposes of quickly relieving individuals from the effects of alcohol consumption.

The product has the potential to assist emergency room physicians and their medical staff with the abundance of intoxicated patients they receive as these patients are utilizing critical resources (i.e. the physicians and their medical staff) whose time can be used for more urgent and critical needs. The Company will be conducting further research and development, including clinical trials, into the viability of the product. The viability, development and advancement of the product is dependent on the Company obtaining requisite funding, in the amount of $10,998,811, to complete further research and development. The Company, through its initial research, has discovered that there is significant demand in the market for this type of product, an opportunity for them to capture market share and believes that if it were able to develop and sell the product, it would bring immense value to its shareholders. If the requisition financing is not obtained, the Company will be unable to develop the product.

STRATEGIC INVESTMENT OPERATIONS

On May 13, 2022, FSD Strategic Investments, a wholly owned subsidiary of the Company, was incorporated. FSD Strategic Investments is focused on generating returns and cashflow through the issuance of loans secured by residential property. FSD Strategic Investments earns interest through fixed rate lending arrangements that have an average term to maturity of two years from the date of issuance. The loans are secured by residential property with a first or second collateral mortgage on the secured property. Loans are issued up to 55% of the appraised value of the secured property. As at December 31, 2023, the Company has a finance receivable balance of $8,095,354 and minimum contractual payments receivable at the end of the loan terms totaling $8,527,569. The loans will begin to mature in the second quarter of fiscal 2024.

DISCONTINUED OPERATIONS

In March 2020, the Company decided to focus its efforts and resources on the pharmaceutical business and initiated the process to exit the medical cannabis industry and sell FV Pharma's facility located at 520 William Street, Cobourg, Ontario, K9A 3A5 (the "Facility") and the 64-acre property on which the Facility is located (the “Facility Property”). On May 6, 2022, the Company closed the sale of the Facility and the Facility Property for total consideration of $12,730,942 (C$16,400,000). The Company recognized a gain of $4,249,582 on the sale of the Facility and the Facility Property and incurred selling expenses of $616,002 during the year ended December 31, 2022.

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Assets included in the sale consisted of the Facility and Facility Property. No liabilities of the Company were transferred as part of the sale. Subsequent to the sale of the Facility and the Facility Property, results of operations related to FV Pharma are reported as continued operations.

ACQUISITION OF LUCID

On September 21, 2021, the Company acquired all of the issued and outstanding common shares of Lucid, an early-stage Canadian-based specialty pharmaceutical company focused on the development of therapies to treat critical neurodegenerative diseases for total consideration of $7,290,731. In connection with the closing of the Lucid acquisition, Dr. Lakshmi Kotra, maintained his position as Lucid’s Chief Executive Officer (“CEO”).

Prior to the acquisition, the Company’s Executive Co-Chairman of the Board beneficially held approximately 4.5% ownership interest in Lucid through an entity related to this individual.

It was determined that the acquisition of Lucid did not qualify as a business combination in accordance with IFRS 3 – Business Combinations, and therefore it was accounted for as an asset acquisition. The individual identifiable assets acquired and liabilities assumed were identified. The purchase consideration was first allocated to the fair values of the acquired cash and cash equivalents, other receivables, and trade and other payables, as their carrying values was determined to equal their fair values. The remaining purchase price was allocated to the acquired intangible assets.

The total consideration for the purchase of Lucid was $7,290,731. The purchase consideration consisted of $7,023,732 of Class B shares, $196,436 of share options and $70,563 of warrants. 304,880 Class B shares and all of the warrants issued as part of the consideration for the Lucid acquisition were issued to an entity related to the interim CEO and Executive Co-chairman of the Board in exchange for securities of Lucid held by the entity prior to the completion of the Lucid acquisition. The fair value of the Class B shares was determined based on a total of 4,502,392 shares issued and a fair value of $1.56 per share, which reflects the share price on the date of acquisition. The fair value of the 161,091 share options and 112,162 warrants issued as part of the consideration were determined using the Black-Scholes options pricing model with the following assumptions:

The allocation of the total consideration to the fair value of the identifiable assets acquired and liabilities assumed as at the date of the acquisition was as follows:

The Company also capitalized $128,320 of acquisition related costs to the acquired intellectual property.

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SELECTED FINANCIAL HIGHLIGHTS

The following table presents selected financial information for the three months and years ended December 31, 2023 and 2022:

The following table presents selected financial information for the three months and years ended December 31, 2022 and 2021:

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RESULTS OF OPERATIONS 2023

The following table outlines our consolidated statements of loss for the three months and years ended December 31, 2023 and 2022:

REVIEW OF OPERATIONS FOR THE THREE MONTHS AND YEARS ENDED DECEMBER 31, 2023 AND 2022

General and administrative

General and administrative expenses for the three months and years ended December 31, 2023 and 2022 are comprised of:

Professional fees

Professional fees increased from $708,888 to $861,831 or 22% and decreased from $5,208,356 to $3,248,233 or 38% for the three months and year ended December 31, 2023, respectively, compared to the equivalent periods in the prior year. The Company incurred approximately $515,000 of legal fees directly related to non-recurring ligation expenses during the year ended December 31, 2023, compared to approximately $1,700,000 for the year ended December 31, 2022. Professional fees fluctuate from period to period based on the nature of the transactions the Company undertakes.

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General office, insurance and administration expenditures

General office, insurance and administration expenditures for the three months and year ended December 31, 2023 and 2022 are comprised of the following:

Insurance, shareholders and public company costs

Insurance, shareholders and public company costs increased from $137,088 to $154,751 or 13% and decreased from $1,200,835 to $689,187 or 43% for the three months and year ended December 31, 2023, respectively, compared to the equivalent periods in the prior year. These costs primarily consist of insurance and other related expenditures associated with being a publicly listed Company on the NASDAQ. For the year ended December 31, 2023, the Company was able to reduce overall insurance expenses by separately purchasing insurance policies for directors and officers from clinical trial liability insurance.

Travel, meals and entertainment

Travel, meals and entertainment expenses decreased from $74,698 to $31,968 or 57% and decreased from $277,863 to $154,124 or 45% for the three months and year ended December 31, 2023, respectively, compared to the equivalent periods in the prior year. Travel, meals and entertainment expenses fluctuate from period to period based on the nature of the transactions the Company undertakes.

Office and general administrative

Office and general administrative expenses decreased from $357,048 to $60,193 or 83% and increased from $1,359,605 to $1,451,165 or 7% for the three months and year ended December 31, 2023, respectively, compared to the equivalent periods in the prior year. Office and general administrative expenses may vary from period to period based on operational activities.

Consulting fees

Consulting fees decreased from $431,171 to $232,021 or 46% and decreased from $1,452,070 to $1,305,434 or 10% for the three months and year ended December 31, 2023, respectively, compared to the equivalent periods in the prior year. Consulting fees include fees paid to individuals and professional firms who provide advisory services to the Company and fluctuate from period to period based on the nature of the transactions the Company undertakes.

Salaries, wages and benefits

Salaries, wages and benefits expenses decreased from $622,988 to $406,905 or 35% and decreased from $2,798,074 to $1,855,087 or 34% for the three months and year ended December 31, 2023, respectively, compared to the equivalent periods in the prior year. The decrease is primarily due to a decrease in headcount for the three months and year ended December 31, 2023, compared to the equivalent periods in the prior year. The decrease in headcount was primarily attributable to the decision to terminate the research and development activities related to FSD-PEA.

Investor relations

Investor relations expenses decreased from $102,742 to $70,159 or 32% and decreased from $1,495,695 to $665,915 or 55% for the three months and year ended December 31, 2023, respectively, compared to the equivalent periods in the prior year. Investor relations expenses fluctuate from period to period based on the Company’s business strategy. For the three months and year ended December 31, 2022, the Company incurred significant one-time costs related to investor relations and marketing activities undertaken.

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Building and facility costs

Building and facility costs decreased from $519,954 to $nil or 100% for the year ended December 31, 2023, compared to the equivalent period in the prior year. Such costs include property taxes, security services, repairs and maintenance expenditures and utilities. All costs related to the FV Pharma Facility and the Facility Property that were sold during the year ended December 31, 2022.

Foreign exchange (gain) loss

Foreign exchange gain increased from $134,121 to $444,528 or 231% and from a loss of $1,323,242 to gain of $336,421 or 125% for the three months and year ended December 31, 2023, respectively, compared to the equivalent periods in the prior year. The primary reason for the foreign exchange change was due to the change of the Canadian dollar relative to the US dollar and its impact on financial instruments denominated in the Canadian dollar.

External research and development fees

External research and development fees decreased from $2,694,955 to a recovery of $29,961 or 101% and decreased from $6,910,844 to $3,859,178 or 44% for the three months and year ended December 31, 2023, respectively, compared to the equivalent periods in the prior year. The decrease for the three months and year ended December 31, 2023, was primarily due to the Company terminating R&D activities relating to FSD-PEA and putting on hold R&D activities of Lucid-PSYCH. The Company recognized a recovery of external research and development fees of $29,961 for the three months ended December 31, 2023, as a result of credits received from contract research organizations that can be applied against future services.

Share-based payments

Share-based payments decreased from $506,583 to $99,384 or 80% and increased from $1,531,258 to $3,835,475 or 150% for the three months and year ended December 31, 2023, respectively, compared to the equivalent periods in the prior year. Share-based payments expense changes based on the variability in the number of options granted, vesting periods of the options, the number of Performance Share Units (“PSUs”) granted, vesting periods of the PSUs, number of warrants granted, vesting periods of the warrants, the grant date fair values of share-based awards, and share-based bonuses issued. The increase for the year ended December 31, 2023, is primarily related to approximately $1.9M of share options issued and vested during the period and approximately $1.3M related to warrants issued for services.

Depreciation and amortization

Depreciation and amortization decreased from $1,157,735 to $122,217 or 89% and decreased from $4,537,415 to $2,506,316 or 45% for the three months and year ended December 31, 2023, respectively, compared to the equivalent periods in the prior year. Depreciation and amortization is primarily related to the amortization of intellectual property. For the three months and year ended December 31, 2023, the decrease is due to the impairment of FSD-PEA and the Innovet license, resulting in lower amortization expense, as these assets were fully impaired during the year.

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Impairment loss

For the three months ended December 31, 2023, the Company recognized an impairment loss of $236,186 related to the note receivable as the likelihood of repayment of the note was considered remote. For the year ended December 31, 2023, the Company recognized an impairment loss of $4,319,619 related to the impairment of the Prismic intangible assets following the decision to terminate the clinical trials of FSD-PEA and impairment of the Innovet intangible asset following the decision to no longer purse the development of the ultra-micro PEA for veterinary purposes.

Interest income

Interest income decreased from $300,018 to $153,791 or 49% and increased from $367,735 to $786,363 or 114% for the three months and year ended December 31, 2023, respectively, compared to the equivalent periods in the prior year. Interest income is primarily comprised of user fees earned on finance receivables and interest earned on Guaranteed Investment Certificates (“GICs”). For the three months ended December 31, 2023, interest income is lower compared to the prior year due to lower interest income earned related to GICs in the prior year. For the year ended December 31, 2023, interest income is higher compared to the prior year due to interest income earned finance receivables.

(Gain) loss on remeasurement of financial liability

For the three months and year ended December 31, 2023, the Company recognized a gain on remeasurement of financial liabilities of $nil and $4,939,015 compared to a loss of $506 and gain of $119,953, for the three months and year ended December 31, 2022, respectively. For the year ended December 31, 2023, the gain is related to settlement reached with a Contract Research Organization. For the year ended December 31, 2022, the gain is related to settlement of outstanding accounts payable.

Gain on change in fair value of derivative liability

In August 2020, the Company issued 2,762,430 Class B shares and 1,381,215 warrants to purchase Class B shares for total cash proceeds of $9,999,997. Each warrant is exercisable to purchase one Class B share of the Company at an exercise price of $4.26 per share and expires five years from the date of issuance.

The fair value of the warrants liability as at December 31, 2023, was $31,338, resulting in a gain on change in fair value of $99,045 and $212,256 for the three months and year ended December 31, 2023.

The fair value of the warrants liability as at December 31, 2022, was $243,594, resulting in a gain on change in fair value of $144,887 and $521,809 for the three months and year ended December 31, 2022.

Loss on changes in fair value of investments

The Company has various investments accounted for at fair value through profit or loss resulting in recognition of loss or gain as the fair value fluctuates.

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RESULTS OF OPERATIONS 2022

The following table outlines our consolidated statements of loss for the three months and years ended December 31, 2022 and 2021:

REVIEW OF OPERATIONS FOR THE THREE MONTHS AND YEARS ENDED DECEMBER 31, 2022 AND 2021

General and administrative

General and administrative expenses for the three months and years ended December 31, 2022 and 2021 are comprised of:

Professional fees

Professional fees decreased from $1,257,870 to $708,888 or 44% and decreased from $6,256,165 to $5,208,356 or 17% for the three months and year ended December 31, 2022, respectively, compared to the equivalent periods in the prior year. The Company incurred approximately $1,700,000 of legal fees directly related to non-recurring litigation expenses during the year ended December 31, 2022. For the three months and year ended December 30, 2021, the Company incurred expenses related to litigation and the Company’s contested annual general and special shareholders meeting held on May 14, 2021. Professional fees fluctuate from period to period based on the nature of the transactions the Company undertakes.

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General office, insurance and administration expenditures

General office, insurance and administration expenditures for the three months and years ended December 31, 2022 and 2021 are comprised of the following:

Insurance, shareholders and public company costs

Insurance, shareholders and public company costs decreased from $905,404 to $568,834 or 37% and decreased from $3,479,801 to $2,838,303 or 18% for the three months and year ended December 31, 2022, respectively, compared to the equivalent periods in the prior year. These costs primarily consist of insurance and other related expenditures associated with being a publicly listed Company on the NASDAQ. The primary reason for the decrease for the three months and year ended December 31, 2022, compared to the equivalent periods in the prior year is a decrease in the cost of director and officers’ insurance and shareholders and public company costs.

Travel, meals and entertainment

Travel, meals and entertainment expenses increased from $70,844 to $74,698 or 5% and increased from $212,496 to $277,863 or 31% for the three months and year ended December 31, 2022, respectively, compared to the equivalent periods in the prior year. Travel, meals and entertainment expenses fluctuate from period to period based on the nature of the transactions the Company undertakes.

Office and general administrative

Office and general administrative expenses increased from $273,041 to $357,048 or 31% and increased from $588,399 to $1,359,605 or 131% for the three months and year ended December 31, 2022, respectively, compared to the equivalent periods in the prior year. The primary reason for the increase is due to selling expenses incurred related to the sale of the Facility and Facility Property. Office and general administrative expenses may vary from period to period based on operational activities.

Consulting fees

Consulting fees increased from $186,119 to $431,171 or 132% and decreased from $2,196,812 to $1,452,070 or 34% for the three months and year ended December 31, 2022, respectively, compared to the equivalent periods in the prior year. Consulting fees include fees paid to individuals and professional firms who provide advisory services to the Company and fluctuate from period to period based on the nature of the transactions the Company undertakes.

Salaries, wages and benefits

Salaries, wages and benefits expenses decreased from $686,001 to $622,988 or 9% and decreased from $2,856,887 to $2,798,074 or 2% for the three months and year ended December 31, 2022, respectively, compared to the equivalent periods in the prior year. During the year ended December 31, 2022, the Company paid one-time bonus payments to the CEO, Chief Operating Officer (“COO”), President and Lucid CEO in the amount of C$180,000 each. During the year ended December 31, 2021, the Company incurred non-recurring expenses in connection with the termination of employment of employees during the period and employer health tax offset.

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Investor relations

Investor relations expenses decreased from $948,669 to $102,742 or 89% and decreased from $1,642,653 to $1,495,695 or 9% for the three months and year ended December 31, 2022, respectively, compared to the equivalent periods in the prior year. Spending on investor relations and marketing varies from period to period based on the Company’s strategy.

Building and facility costs

Building and facility costs decreased from $46,805 to $nil or 100% and decreased from $759,590 to $519,954 or 32% for the three months and year ended December 31, 2022, respectively, compared to the equivalent periods in the prior year. Such costs include property taxes, security services, repairs and maintenance expenditures and utilities. The decrease was due to the sale of the Facility and Facility Property in May 2022.

Foreign exchange loss (gain)

Foreign exchange loss (gain) increased from gain of $12,299 and to gain of $134,121 and increased from loss of $146,587 to loss of $1,323,242 for the three months and year ended December 31, 2022, respectively, compared to the equivalent periods in the prior year. The primary reason for the foreign exchange change was due to the change of the Canadian dollar relative to the US dollar and its impact on monetary assets and liabilities denominated in the Canadian dollar.

External research and development fees

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External research and development fees increased from $852,393 to $2,694,955 or 216% and increased from $6,328,104 to $6,910,844 or 9% for the three months and year December 31, 2022, respectively, compared to the equivalent periods in the prior year. For the three months and year ended December 31, 2022, external research and development fees were higher due costs incurred for ongoing research and development compared to the equivalent periods in the prior year, as the Company terminated Phase 2 Safety and Tolerability testing and COVID-19 study in August 2021.

Share-based payments

Share-based payments increased from $341,567 to $506,583 and decreased from $7,443,930 to $1,531,258 for the three months and year ended December 31, 2022, respectively, compared to the equivalent periods in the prior year. Share-based payment expenses fluctuate based on the variability in the number of share-based awards granted, vesting periods of the awards and the grant date fair values. The decrease during the year ended December 31, 2022, compared to the equivalent period in the prior year is primarily due to a share-based bonus issued in February 2021 of $3,576,875 compared to $nil during the year ended December 31, 2022.

Depreciation and amortization

Depreciation and amortization increased from $1,107,477 to $1,157,735 or 5% and increased from $4,045,523 to $4,537,415 or 12% for the three months and year ended December 31, 2022, respectively, compared to the equivalent periods in the prior year. The increase in depreciation and amortization is primarily related to intangible asset additions.

Other income

Other income increased from $nil to $300,018 or 100% and increased from $1,292 to $367,735 or 28362% for the three months and year ended December 31, 2022, respectively, compared to the equivalent periods in the prior year. The increase is primarily due to monthly interest payments received related to finance receivables and interest income earned on short term Guaranteed Investment Contracts.

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Finance expense

For the three months and year ended December 31, 2022, finance expense was $135 and $48,822 compared to $29,205 and $69,404 for the equivalent periods in the prior year, respectively. Finance expense is primarily comprised of interest on notes payable assumed on acquisition of Prismic Pharmaceuticals in June 2019.

Loss (gain) on settlement of financial liability

For the three months and year ended December 31, 2022, the Company recognized a loss on settlement of financial liabilities of $506 and a gain of $119,453, compared to $nil and a gain of $49,792, for the three months and year ended December 31, 2021.

Loss (gain) on change in fair value of derivative liability

In August 2020, the Company issued warrants as part of a private placement that did not meet the IFRS definition of equity due to the exercise price being denominated in United States Dollar, which was not the functional currency of the Company at the time resulting in a variability in exercise price. As such, the warrants were recognized as a derivative liability with a fair value of $3,289,069 at the time of issuance.

The fair value of the warrants liability as at December 31, 2022 was $243,594 resulting in a gain on change in fair value of $521,809 for the year ended December 31, 2022. The fair value was determined using the Black-Scholes option pricing model and the following assumptions: exercise price of $4.26, the underlying share price of $0.79, risk-free interest rate of 4.07% and annualized volatility of 96%.

Loss (gain) on changes in fair value of investments

The Company has various investments accounted for at fair value through profit or loss resulting in recognition of losses or gains as the fair value fluctuates.

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REVIEW OF DISCONTINUED OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

The following table outlines our net income (loss) from discontinued operations for the years ended December 31, 2022 and 2021:

General and administrative

General and administrative expenses from discontinued operations decreased from $1,412,392 to $1,185,600 for the year ended December 31, 2022, compared to the equivalent periods in the prior year. On May 6, 2022, the Company closed the sale of the Facility and the Facility Property. Subsequent to sale of the Facility and the Facility Property results of operations related to FV Pharma are reported as continued operations for the year ended December 31, 2022.

SELECTED QUARTERLY INFORMATION

The following table sets forth selected unaudited quarterly statements of operations results for each of the eight quarters commencing January 1, 2022 and ending December 31, 2023. The information for each of these quarters has been prepared on the same basis as the audited annual financial statements for the year ended December 31, 2023. This data should be read in conjunction with our audited annual financial statements for the year ended December 31, 2023. These quarterly operating results are not necessarily indicative of our operating results for a full year or any future period.

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SEGEMENT INFORMATION

The Company’s Biopharmaceutical segment is focused on furthering the research and development of the Company’s drug candidates and the development of a treatment for alcohol misuse for application in hospitals and other medical practices. The Biopharmaceutical segment primarily earns interest income on excess cash on hand invested in short-term guaranteed investment certificates.

The Company’s Strategic Investments segment is focused on generating returns and cashflow through the issuance of loans secured by residential property, with FSD Strategic Investments having a first or second collateral mortgage on the secured property.

The following tables summarize the Company's interest income, total operating expenses, and net loss income for the years ended December 31, 2023, 2022 and 2021, on a segmented basis:

Prior to the incorporation of FSD investments the Company operated as a single segment.

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FINANCIAL POSITION

Assets

Cash and cash equivalents decreased by $14,223,432 or 84%, as a result of cash used in operating activities and financing activities during the period

Other receivables decreased by $145,613 or 39%. Other receivables primarily consist of sales taxes recoverable and interest receivable.

Prepaid expenses and deposits decreased by $316,724 or 67%, primarily related to a decrease in prepaids and deposits for planned research and development activities offset by an increase in prepaid insurance.

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Finance receivables, current and non-current, increased by $663,698 or 9%, primarily due to new loans issued during the year offset by principal repayments.

Investments, current and non-current, decreased by $65,463 or 8%, due the to the purchase of a GIC offset by the sale of the Lions Bay Fund investment and the change in fair value of investments as a result of decreases in underlying share prices.

Intangible assets decreased by $6,684,602 or 56%, due to impairment of $4,319,619 and amortization expense of $2,364,983 incurred for the year ended December 31, 2023.

Liabilities

Trade and other payables decreased by $2,913,390 or 41%, primarily due to the reduction in trade and other payables of approximately $4.9M related to the settlement of recorded liabilities pertaining to a Contract Research Organization dispute, offset by an increase due to the timing of expenses incurred and payments made.

The fair value of the warrants liability as at December 31, 2023, was $31,338 (December 31, 2022 – $243,594) resulting in a gain on change in fair value of $212,256 for the year ended December 31, 2023 (December 31, 2022 – $521,809).

The fair value of the warrants liability as at December 31, 2023 and 2022, was determined using the Black-Scholes option pricing model and the following assumptions:

Lease obligations decreased due to lease payments made during the period.

Shareholders’ equity

(i)	Shareholder’s equity decreased by $17,305,457 primarily due to:

(ii)	a decrease of $2,957,816 related to share buyback program offset by $2,462,712 for share-based payments and $20,247 for the issuance of common shares for share options exercised;

(iii)	an increase of $1,372,763 related to warrants issued during the period;

(iv)	a decrease of $235,260 related to the translation of foreign operations; and

(v)	a decrease of $18,230,588 related to net loss.

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Non-controlling interests

Through the License Agreement, FSD acquired 34.66% of Celly on July 31, 2023. As of December 31, 2023, the Company has a 26.15% (2022 – 0%) ownership interest in Celly through common shares held in Celly. The non-controlling interest represents the common shares of Celly not attributable to the Company.

Non-controlling interests as of December 31, 2023 was as follows:

LIQUIDITY, CAPITAL RESOURCES AND FINANCING

The general objectives of our capital management strategy are to preserve our capacity to continue operating, provide benefits to our stakeholders and provide an adequate return on investment to our shareholders by continuing to invest in our future that is commensurate with the level of operating risk we assume. We determine the total amount of capital required consistent with risk levels. This capital structure is adjusted on a timely basis depending on changes in the economic environment and risks of the underlying assets. We are not subject to any externally imposed capital requirements.

The financial statements and this MD&A have been prepared on the basis of accounting principles applicable to a going concern, which assumes that the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of operations. As at December 31, 2023, the Company has a working capital surplus, however, the Company has incurred negative cash flows and losses since inception and has generated no revenue to date. Failure to arrange adequate financing on acceptable terms and/or achieve profitability may have an adverse effect on the financial position, results of operations, cash flows and prospects of the Company. These factors indicate the existence of a material uncertainty that may cast substantial doubt about the Company’s ability to continue as going concern. The financial statements do not give effect to adjustments to assets or liabilities that would be necessary should the Company be unable to continue as a going concern. Such adjustments could be material

The financial statements and this MD&A have been prepared on the basis of accounting principles applicable to a going concern, which assumes that the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of operations. In making this assessment, management concluded that it has sufficient working capital as of December 31, 2023, in order to carry out its planned operations over the next twelve months.

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The Company is in the preliminary stages of its planned operations and has not yet determined whether its processes and business plans are economically viable. The continuing operations of the Company are dependent upon the ability of the Company to complete the pharmaceutical research and development programs centered on the Company’s development of a treatment for alcohol misuse for application in hospitals and other medical practices and research and development of its lead compound, Lucid-MS.

As at December 31, 2023, the Company had cash of $2,757,040 representing a decrease of $14,223,432 from December 31, 2022. This decrease is primarily due to $10,827,264 of cash used in operating activities, $269,579 of cash used in investing activities and $3,126,589 of cash used in financing activities.

Cash flows for the years ended December 31, 2023 and 2022

Cash Flows Used in Operating Activities

Cash flows used in operating activities for the year ended December 31, 2023, were $10,827,264 compared to cash flows used in operating activities of $28,333,273 for the year ended December 31, 2022. The decrease in cash used in operating activities of $17,506,009 is primarily due to lower spending on general and administrative activities and external research and development.

Cash Flows (Used in) Provided by Investing Activities

Cash flows used in investing activities for the year ended December 31, 2023, were $269,579 compared to cash provided by investing activities of $12,123,408 for the year ended December 31, 2022. For the year ended December 31, 2023, the Company invested $744,500 in a Guaranteed Investment Certificate, which was offset by proceeds of $443,138 received from the sale of investments and $31,783 cash received upon the control of a subsidiary. For the year ended December 31, 2022, the Company received cash proceeds of $12,730,942 from the sale of the FV Pharma Facility and Facility Property. For the year ended December 31, 2022, the Company had cash outflows of $765,570 relating to purchases of investments, intangible assets and equipment offset by $158,036 proceeds from the sale of investments

Cash Flows Used in Financing Activities

Cash flows used in financing activities for the year ended December 31, 2023, were $3,126,589 compared to cash used in financing activities of $2,069,308 for the year ended December 31, 2022. Financing activities primarily related to the share repurchase program.

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Cash flows for the years ended December 31, 2022 and 2021

Cash Flows Used in Operating Activities

Cash flows used in continuing operating activities for the year ended December 31, 2022, were $27,190,291 compared to cash flows used in continuing operating activities of $19,364,182 for the year ended December 31, 2021. Cash flows used in discontinued operating activities for the year ended December 31, 2022, were $1,142,982 compared to cash flows used in discontinued operating activities of $1,382,041 for the year ended December 31, 2022. The increase in cash used in operating activities is primarily due to cash outflows related to finance receivables issued during the year ended December 31, 2022.

Cash Flows Provided by (Used in) Investing Activities

Cash flows provided by investing activities for the year ended December 31, 2022, were $12,123,408 compared to cash flows provided by investing activities of $268,964 for the year ended December 31, 2022. The change is primarily due to cash provided by the sale of the Facility and the Facility Property during the year ended December 31, 2022.

Cash Flows (Used in) Provided by Financing Activities

Cash flows used in financing activities for the year ended December 31, 2022, were $2,069,308 compared to cash provided by financing activities of $38,212,082 for the year ended December 31, 2021. During the year ended December 31, 2021, the Company issued shares for net proceeds of $38,341,407 offset by the repayment of $71,759 for notes payable and repayment of $57,566 for lease obligations compared to, $1,926,237 spend on share repurchases and the payment of $143,071 for lease obligations made during the year ended December 31, 2022.

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CONTRACTUAL OBLIGATIONS

We have no significant contractual arrangements other than those noted in our financial statements.

OFF-BALANCE SHEET ARRANGEMENT

We have no off-balance sheet arrangements other than those noted in our financial statements.

USE OF PROCEEDS

The following is a reconciliation of use of proceeds from the 2020 Base Shelf Prospectus:

[i] Acquisitions

On September 21, 2021, the Company acquired Lucid, which was satisfied in Class B shares. This transaction did not require a cash outlay and thus the Company repurposed the funds towards two share repurchase programs.

[ii] Investments

During the effectiveness of the 2020 Base Shelf Prospectus, the Company explored multiple investment opportunities, but none of them met the investment criteria of the Company and the Cormpany repurposed the funds towards secured loans with an average maturity of two years from the date of issuance that earn fees at fixed rates.

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[iii] Research and development

Includes funds allocated to complete one or more strategic corporate transactions (such as acquisitions) intended to accelerate the growth and development of the Company’s businesses, which funds remain subject to reallocation by the Company towards budgets and expenditures which are identified and/or otherwise unidentified or unforeseen, as at the relevant date.

[iv] Working Capital

Includes funds allocated for the payment of:

(a) general and administrative expenses;

(b) ongoing legal fees and other professional and consulting fees, and salaries; and

(c) ongoing costs associated with being a reporting issuer.

In 2021, the Company incurred an estimated $2,338,795 expenses related to the meeting of shareholders of the Company in compliance with section 105 of the OBCA (“Contested Meeting”) and associated events that resulted in additional unexpected legal and operating expenses.

Following the Contested Meeting, the former CEO, Dr. Raza Bokhari commenced five actions against the Company and management, which resulted in counterclaims and additional unexpected legal and operating expenses of approximately $5,560,874.

[v] Strategic Initiatives

As the Company had excess proceeds from the 2020 Base Shelf Prospectus and did not identify any strategic acquisitions and/or investment opportunities, the Company conducted two share repurchase programs, one beginning in December 2021 and the other in January 2023, as the Board determined that the market price of the Class B shares was undervalued, and these repurchases would strategically return value to shareholders.

Additional details are included in the Company’s’ Short Form Base Shelf Prospectus dated December 22, 2023, filed on www.sedarplus.ca.

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The following is a breakdown of the use of proceeds for the 2023 Short Form Base Shelf Prospectus filed in December 2023.

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Alcohol Misuse Treatments Program: Healthcare Product		
Non-clinical studies		
In vitro and in vivo toxicology studies and dose range for the oral liquid formulation	743,163	It is assumed that the regulators will require non-clinical toxicology despite a non-prescription product; estimates are based on previous experience; formal quotes will be obtained at appropriate future time.
In vitro and in vivo toxicology studies and dose range for the intravenous formulation	2,229,489	Estimates are based on previous experience; formal quotes will be obtained at appropriate future time. It is expected that intravenous formulation will be different from that of oral liquid formulation.
Drug Substance and Product Manufacturing		
Oral liquid Formulation development	743,163	Process optimization and GMP manufacturing costs estimated based on discussions with CROs. Risks exist that the process development may take longer than expected time frame. The cost is estimated based on company experience for a potential clinical formulation. Formal quotes will be obtained at appropriate future time.
Intravenous formulation development	1,114,744	Process optimization and GMP sterile manufacturing costs estimated based on discussions with CROs. Risks exist that the process development may take longer than expected time frame. The cost is estimated based on the Corporation's experience for a potential clinical formulation. Formal quotes will be obtained at appropriate future time.
Oral liquid formulation manufacturing for clinical study	371,581	GMP manufacturing and packaging of the clinical trial product costs estimated based on best estimates and experience. Risks exist that the process development or shelf-life estimates may take longer than expected time frame. The cost is estimated based on the Corporation's experience for a potential clinical formulation. Formal quotes will be obtained at appropriate future time.
GMP Sterile formulation manufacturing for clinical studies	1,114,744	GMP sterile manufacturing and packaging of the clinical trial product costs estimated based on best estimates and experience. Risks exist that the process development or shelf-life estimates may take longer than expected time frame. The cost is estimated based on the Corporation's experience for a potential clinical formulation. Formal quotes will be obtained at appropriate future time.
Clinical Studies		
Clinical study with one oral formulation	1,114,744	This is contingent on regulatory approvals for the clinical study with no barriers, and the availability of clinical trial materials. Best estimate based on internal experience and discussions with CROs; a formal quote and regulatory guidance will be obtained at appropriate future time. This study is assumed to be the pivotal study for potential market authorization.
Clinical study with one intravenous formulation for regulatory submission	1,857,907	This is contingent on regulatory approvals for the clinical study with no barriers, and the availability of clinical trial materials. Best estimate based on internal experience and discussions with CROs; a formal quote and regulatory guidance will be obtained at appropriate future time. This study is assumed to be the pivotal study for potential market authorization.
Regulatory, IP and other support costs		
Regulatory activities and submissions in the USA and Canada	222,949	Consistent with financial years ended December 31, 2022, 2021 and 2020.
Marketing and related activities		
Medical education, pre-launch and partnership activities	1,486,326	It is assumed that pre-launch marketing activities and medical education will be in partnership with sales/distribution partners; and there are no regulatory barriers for potential launch and medical education.
Subtotal	**10,998,810**

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Additional details are included in the Company’s’ Short Form Base Shelf Prospectus dated December 22, 2023, filed on www.sedarplus.ca.

TRANSACTIONS WITH RELATED PARTIE

Key management personnel are those persons having the authority and responsibility for planning, directing and controlling activities of the entity, directly or indirectly.

Transactions with key management and directors comprised the following:

a) In fiscal 2023, the Company paid independent directors’ compensation of C$60,000, with the chair of the audit committee receiving an additional C$20,000 and the chair of the compensation committee receiving an additional C$10,000. Director’s compensation for the year ended December 31, 2023, was $175,140 (2022 – $215,104 and 2021 – $757,690).

b) During the year ended December 31, 2023, the Company granted 400,000 (2022 – 2,820,104 and 2021 – nil) PSUs to independent members of the Board of Directors. As at December 31, 2023, the PSUs had fully vested upon the filing of the MS Phase 1 IND on January 6, 2023 and were settled with the issuance of Class B shares.

c) During the year ended December 31, 2023, the Company granted the previous interim CEO, the current CEO, the COO and the CEO of Lucid, 500,000 (2022 – nil and 2021 – nil) share options each with an exercise price of C$1.30 and an expiry date of January 25, 2028. All options were fully vested on grant. Each share option can be exercised to acquire one Class B share.

d) During the year ended December 31, 2023, the Company entered into a secured loan agreement with the CEO, President, Executive Co-Chairman of the Board in the amount of C$1,200,000, with monthly payments of C$6,000 based on an annual interest rate of 6%. The loan matures on April 26, 2025, and is part of FSD Strategic Investments’ portfolio of loans. The loan is secured by a second charge mortgage on the underlying residential property.

e) During the year ended December 31, 2023, the Company issued 1,000,000 warrants for consulting services to certain independent members of the Board of Directors with a fair value of $533,206, prior to them joining the Board of Directors. The Company determined the fair value of the services received could not be measured reliably and determined the fair value using the Black-Scholes model.

f) In November 2023, the Company issued 24 Class A shares through a private placement for proceeds of $34. 12 Class A shares were issued to the CEO, President, and Executive Co-Chairman of the Board and 12 Class A share were issued to the Director and Executive Co-Chairman of the Board.

g) In February 2021, as compensation, the Company issued 1,349,764 shares with a fair value of $3,576,875 to former CEO, Raza Bokhari, in his capacity as Board Chair and Chief Executive Officer, and to certain other directors. Of the 1,349,764 shares issued, 1,173,709, with a fair value of $3,110,330, were issued to Raza Bokhari and 176,055 shares, with a fair value of $466,545, were issued to other directors. In June 2021, 156,278 of the shares issued to directors in February 2021 were cancelled. On March 8, 2022, following litigation with respect to certain of the shares issued to Raza Bokhari in February 2021, the court issued a decision, permitting the part of the share grant to Raza Bokhari until the date of his termination (being 536,979 Class B shares) but cancelling the shares relating to services that were to be provided after the date of termination (being 504,888 Class B shares). The shares were cancelled on March 29, 2022.

h) For the year ended December 31, 2023, the Company paid expenses of $nil (2022 – $nil and 2021 – $262,834) to a company owned by the former CEO for the year ended December 31, 2023.

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i) For the year ended December 31, 2023, the Company reimbursed $145,081 (2022 – $41,596 and 2021 – $528,872) to a related party of the CEO, President, and Executive Co-Chairman of the Board for legal expenses.

j) During the year ended December 31, 2021, the Company reimbursed certain directors C$1,334,158 for expenses incurred in relation to requisitioning, calling, and holding the shareholders' meeting.

Key management personnel compensation during the years ended December 31, 2023 and 2022 is comprised of:

As at December 31, 2023, the Company owes an executive officer $140,012, for legal fees incurred by the Company and paid by the executive officer on behalf of the Company. The amount owed is recorded within trade and other payables.

FINANCIAL INSTRUMENTS AND OTHER INSTRUMENTS

Credit risk

Credit risk is the risk of financial loss to the Company if a customer or counterparty to a financial instrument fails to meet its contractual obligations and arises principally from deposits with banks and outstanding other receivables and finance receivables. The Company trades only with recognized, creditworthy third parties.

The Company does not hold any collateral as security for its outstanding finance receivables but mitigates this risk by dealing only with, what management believes to be, financially sound counterparties and, accordingly, does not anticipate significant loss for non-performance. The loans are secured by residential properties and the Company is granted a first or second collateral charge mortgage on the properties for a sum equal to the interest payments plus the principal amount. The Company performs assessments on factors such as: timing of payments, loan to value ratios, communications with the borrower and external macro factors such as interest rates and economic conditions to mitigate risks.

Liquidity risk

Liquidity risk is the risk the Company will not be able to meet its financial obligations as they come due. The Company’s exposure to liquidity risk is dependent on the Company’s ability to raise additional financing to meet its commitments and sustain operations. The Company mitigates liquidity risk by management of working capital, cash flows, the issuance of share capital and if desired, the issuance of debt. The Company’s trade and other payables are all due within twelve months from the date of these financial statements.

If unanticipated events occur that impact the Company’s ability to carry out the planned clinical trials, the Company may need to take additional measures to increase its liquidity and capital resources, including issuing debt or additional equity financing or strategically altering the business forecast and plan. In this case, there is no guarantee that the Company will obtain satisfactory financing terms or adequate financing. Failure to obtain adequate financing on satisfactory terms could have a material adverse effect on the Company’s results of operations or financial condition.

Market risk

Market risk is the risk the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices. Market risk comprises three types of risk: foreign currency risk, interest rate risk and other price risk.

•	Foreign currency risk

Foreign currency risk arises on financial instruments that are denominated in a currency other than the functional currency in which they are measured. The Company’s primary exposure with respect to foreign currencies is from Canadian dollar denominated cash and trade and other payables. A 1% change in the foreign exchange rates would not result in any significant impact to the financial statements.

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•	Interest rate risk

Interest rate risk is the risk the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company’s finance receivables are at fixed rates and there are no material long-term borrowings outstanding. The Company is not exposed to interest rate risk as at December 31, 2023.

•	Other price risk

Other price risk is the risk the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices (other than those arising from interest rate risk or currency risk), whether those changes are caused by factors specific to the individual financial instrument or its issuer, or factors affecting all similar financial instruments traded in the market. The Company is not exposed to other price risk as at December 31, 2023.

Fair values

The carrying values of cash, other receivables, trade and other payables and notes payable approximate fair values due to the short-term nature of these items or they are being carried at fair value or, for notes payable, interest payables are close to the current market rates. The risk of material change in fair value is not considered to be significant. The Company does not use derivative financial instruments to manage this risk.

Financial instruments recorded at fair value on the consolidated statement of financial position are classified using a fair value hierarchy that reflects the significance of the inputs used in making the measurements. The Company categorizes its fair value measurements according to a three-level hierarchy. The hierarchy prioritizes the inputs used by the Company’s valuation techniques. A level is assigned to each fair value measurement based on the lowest-level input significant to the fair value measurement in its entirety. The three levels of the fair value hierarchy are defined as follows:

•	Level 1 – Unadjusted quoted prices as at the measurement date for identical assets or liabilities in active markets.

•

Level 2 – Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

•

Level 3 – Significant unobservable inputs that are supported by little or no market activity. The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

The fair value hierarchy requires the use of observable market inputs whenever such inputs exist. A financial instrument is classified to the lowest level of the hierarchy for which a significant input has been considered in measuring fair value.

Private company investments measured at fair value are classified as Level 3 financial instruments. The valuation method and significant assumptions used to determine the fair value of private company investments have been disclosed in the financial statements. The Company did not hold any private company investments as of December 31, 2023. During the year, there were no transfers of amounts between levels.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Refer to Note 2 and Note 3 of the audited consolidated financial statements for the fiscal year ended December 31, 2023, for a full discussion of our critical accounting policies and estimates.

OUTSTANDING SHARE DATA

The Company is authorized to issue an unlimited number of Class A multiple voting shares ("Class A shares") and an unlimited number of Class B subordinate voting shares ("Class B shares"), all without par value. All shares are ranked equally with regards to the Company's residual assets.

The holders of Class A shares are entitled to 276,660 votes per Class A share held. Class A shares are held by the CEO, President, Co-Chairman of the Board and the Director, Co-Chairman of the Board.

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The Company's outstanding capital was as follows as at the date of this MD&A:

Class A shares	72
Class B shares	40,116,434
Share options	3,260,615
Warrants	11,705,258
RSUs	55,000

SUBSEQUENT EVENTS

On January 24, 2024, the Company entered into an agreement with SBS Intl Group LLC. (“SBS”) to assist the Company in enhancing its market awareness and foster productive, continuing dialogues with shareholders and other market participants. The agreement grants SBS 100,000 share options with an exercise price of $1.05 and expiry date of January 24, 2026. Per the agreement 19,000 share options vest on the 45th day following the date of grant and 9,000 share options vest on a monthly basis starting in the fourth month following the date of grant.

On January 2024, the Company entered into an agreement with Draper, Inc. (“Draper”) and Carriage House Capital, Corp. (“Carriage House”) to assist the Company in enhancing its market awareness and foster productive, continuing dialogues with shareholders and other market participants. The agreement grants Draper and Carriage 350,000 share options each with the exercise price of $1.05 and expiry date of January 24, 2026. Per the agreement 150,000 share options vest on the 45th day and 61,111 share options vest on a monthly basis starting in the fourth month following the date of grant.

On February 23, 2024, the Company entered into a settlement agreement to issue 70,000 Class B shares to settle $81,900 of trade and other payables.

On February 23, 2024, the Company entered into a settlement agreement to issue 475,000 Class B shares to settle $836,309 of trade and other payables.

On February 23, 2024, the Company granted 55,000 RSUs to advisors of the Company for services provided. The RSUs vested immediately upon grant.

On March 26, 2024, the Board approved an amendment to the loan agreement with Celly, to increase the loan amount from C$1,000,000 to C$1,300,000. The amendment provides the Company the right to convert any loan amount outstanding including interest into Common Shares of Celly at $0.03 per share upon the occurrence of an event of default.

Subsequent to December 31, 2023, the Company entered into an at-the-market offering agreement (the “ATM Agreement”) with H.C Wainwright & Co., LLC to sell Class B shares, having an aggregate offering price up to $11,154,232.

DISCLOSURE CONTROLS AND PROCEDURES AND INTERNAL CONTROLS OVER FINANCIAL REPORTING

A. Disclosure Controls and Procedures

We maintain disclosure controls and procedures, as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which are designed to ensure that information required to be disclosed in the reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s rules and forms and that such information is accumulated and communicated to our management, including our CEO and CFO, as appropriate to allow timely decisions regarding required disclosure.

Under the supervision and with the participation of our CEO and CFO, our management has evaluated the effectiveness of our disclosure controls and procedures as of December 31, 2023, the end of the period covered by this report. Based on that evaluation, our CEO and CFO concluded that our disclosure controls and procedures were effective as of December 31, 2023.

The effectiveness of our disclosure controls and procedures and our internal control over financial reporting is subject to various inherent limitations, including cost limitations, judgments used in decision making, assumptions about the likelihood of future events, the soundness of our systems, the possibility of human error, and the risk of fraud. Moreover, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions and the risk that the degree of compliance with policies or procedures may deteriorate over time. Because of these limitations, there can be no assurance that any system of disclosure controls and procedures or internal control over financial reporting will be successful in preventing all errors or fraud or in making all material information known in a timely manner to the appropriate levels of management.

B. Management’s Annual Report on Internal Control over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Our internal control over financial reporting is the process designed by and under the supervision of our CEO and CFO to provide reasonable assurance regarding the reliability of our financial reporting and the preparation of our financial statements for external reporting in accordance with accounting principles generally accepted in the United States of America. Management has evaluated the effectiveness of our internal control over financial reporting using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework (2013).

Under the supervision and with the participation of our CEO and CFO, our management has assessed the effectiveness of our internal control over financial reporting as of December 31, 2023 and concluded that it was effective.

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